News Release

CYTOKINETICS AND ASTELLAS ANNOUNCE COLLABORATION
IN THE FIELD OF SKELETAL MUSCLE ACTIVATION

Collaboration Will Focus on Expanding the New Frontier of Muscle Biology

Cytokinetics is Eligible to Receive Over $40 Million During the Initial Two Years
in Addition to Over $450 Million in Potential Milestone Payments plus Royalties

South San Francisco, CA, and Tokyo, June 25, 2013 – Cytokinetics, Incorporated (NASDAQ:CYTK) and Astellas Pharma Inc. (Tokyo Stock Exchange: 4503, “Astellas”) announced today a collaboration focused on the research, development and commercialization of skeletal muscle activators. The primary objective of the collaboration is to advance novel therapies for diseases and medical conditions associated with muscle weakness. The parties will jointly conduct research in the area of skeletal muscle activation. Astellas will have the exclusive rights to develop and commercialize drug candidates that may arise from these activities, subject to certain Cytokinetics’ development and commercialization rights. In addition, Cytokinetics has granted Astellas an exclusive license to co-develop and commercialize Cytokinetics’ drug candidate CK-2127107 in certain indications.

In this collaboration, Cytokinetics will combine its foremost position in the discovery and mechanistic biology of small molecule activators of skeletal muscle contractility with Astellas’ advanced pharmaceutical discovery, development, and commercialization capabilities. During the two-year collaborative research term, the companies will focus on expanding emerging opportunities in skeletal muscle contractility and will together identify, characterize, and optimize fast skeletal troponin activators and other potential novel mechanism skeletal muscle activators.  The joint research program is designed to leverage the two companies’ cutting-edge capabilities in discovery technologies, medicinal chemistry, analytical chemistry, structural biology, computational chemistry, and the pharmacology of muscle contractility.

“We are pleased to enter into this collaboration with Astellas, which will enable us to expand our research and development in the area of skeletal muscle activators,” stated Cytokinetics’ President and Chief Executive Officer, Robert I. Blum. “Through this collaboration, we intend to jointly investigate the potential role that CK-2127107 and follow-on skeletal muscle activators can play in providing functional improvements in patients with diseases characterized by muscle weakness and fatigue.  We are impressed with Astellas’ strategic vision and capabilities in the areas of novel mechanism biopharmaceutical research and development.”

“We are excited to work with Cytokinetics to expand the new frontier of muscle biology related to the very innovative mechanism of action of skeletal muscle activation,” stated Yoshihiko Hatanaka, Astellas’ President and Chief Executive Officer. “This new collaboration illustrates Astellas’ important commitment to enhance its abilities to generate innovative drugs by deploying cutting-edge science, accessing distinguished internal and external talent, and utilizing the optimal research environment.”

Under the collaboration, Cytokinetics has exclusively licensed to Astellas the rights to co-develop and commercialize CK-2127107, a fast skeletal troponin activator drug candidate, for potential application in non-neuromuscular indications. CK-2127107, which is currently in Phase I clinical development, will be developed jointly by Cytokinetics and Astellas. Under the agreement, Cytokinetics will be primarily responsible for the conduct of Phase I clinical trials and certain Phase II readiness activities for CK-2127107 and Astellas will be primarily responsible for the conduct of subsequent development and commercialization activities for CK-2127107. Astellas will have exclusive rights to develop and commercialize other fast skeletal troponin activators in non-neuromuscular indications and to develop and commercialize other novel mechanism skeletal muscle activators in all indications, subject to certain Cytokinetics’ development and commercialization rights. Outside the collaboration, Cytokinetics will continue to independently develop tirasemtiv, a fast skeletal troponin activator currently in Phase II clinical trials, for the potential treatment of amyotrophic lateral sclerosis and other neuromuscular disorders.

Cytokinetics is eligible to receive over $40 million in the form of an upfront payment and reimbursement of sponsored research and development activities during the initial two years of the collaboration. In addition, Cytokinetics is eligible to receive over $450 million in pre-commercialization and commercialization milestones plus royalties. The parties will jointly conduct research to identify next-generation skeletal muscle activators to be nominated as drug candidates. Astellas will be responsible for the activities and costs associated with the development of collaboration products. Cytokinetics retains an option to conduct early-stage development for certain agreed indications at its initial expense, subject to reimbursement if development continues under the collaboration. Astellas will have the exclusive right to commercialize collaboration products worldwide, subject to Cytokinetics’ option to co-promote collaboration products in the United States and Canada. In connection with the co-promotion activities, Astellas will reimburse Cytokinetics for certain expenses associated with its promotion activities.

Cytokinetics Conference Call / Webcast

Cytokinetics will host a conference call on Tuesday, June 25, 2013 at 8:30 a.m. Eastern Time. The conference call will be simultaneously webcast and will be accessible in the Investor Relations section of Cytokinetics’ Web site; for further information please go to www.cytokinetics.com. The live audio of the conference call is also accessible via telephone to investors, members of the news media and the general public by dialing either (866) 999-2985 (CYTK) (United States and Canada) or (706) 679-3078 (International) and typing in the passcode 97237344. An archived replay of the webcast will be available via Cytokinetics’ Web site until July 25, 2013. The replay will also be available via telephone from June 25, 2013 at 11:00 a.m. Eastern Time until July 2, 2013 by dialing (855) 859-2056 (United States and Canada) or (404) 537-3406 (International) and typing in the passcode 97237344.

About Cytokinetics

Cytokinetics is a clinical-stage biopharmaceutical company focused on the discovery and development of novel small molecule therapeutics that modulate muscle function for the potential treatment of serious diseases and other medical conditions. Cytokinetics currently has three compounds in clinical development: omecamtiv mecarbil in Phase II for acute and chronic heart failure, tirasemtiv in Phase II for amyotrophic lateral sclerosis and CK-212107 in a Phase I study in healthy volunteers. All of the company’s drug candidates have arisen from Cytokinetics’ muscle biology focused research activities and are directed towards the cytoskeleton. The cytoskeleton is a complex biological infrastructure that plays a fundamental role within every human cell. Additional information about Cytokinetics can be obtained at http://www.cytokinetics.com.

About Astellas

Astellas Pharma Inc., located in Tokyo, Japan, is a pharmaceutical company dedicated to improving the health of people around the world through the provision of innovative and reliable pharmaceuticals. Astellas has approximately 17,000 employees worldwide. The organization is committed to becoming a global category leader in Urology, Immunology (including Transplantation) and Infectious diseases, Oncology, Neuroscience and DM Complications and Kidney diseases. For more information on Astellas Pharma Inc., please visit the company website at www.astellas.com/en.

Forward-Looking Statements: Cytokinetics

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”). Cytokinetics disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Act’s Safe Harbor for forward-looking statements. Examples of such statements include, but are not limited to, statements relating to Cytokinetics’ and Astellas’ planned research and development activities; potential milestone payments, royalties and other payments; the expected roles of Cytokinetics and Astellas under the collaboration and in developing or commercializing drug candidates or products subject to the collaboration; the utility and benefits of Cytokinetics’ and Astellas’ respective technical capabilities; the indications to be pursued under the collaboration; Cytokinetics’ continued development of tirasemtiv; and the properties and potential benefits of Cytokinetics’ skeletal muscle activators. Such statements are based on management’s current expectations, but actual results may differ materially due to various risks and uncertainties, including, but not limited to: Cytokinetics anticipates that it will be required to conduct at least one confirmatory Phase III clinical trial of tirasemtiv in ALS patients which will require significant additional funding, and it may be unable to obtain such additional funding on acceptable terms, if at all; potential difficulties or delays in the development, testing, regulatory approvals for trial commencement, progression or product sale or manufacturing, or production of Cytokinetics’ drug candidates that could slow or prevent clinical development or product approval, including risks that current and past results of clinical trials or preclinical studies may not be indicative of future clinical trials results, patient enrollment for or conduct of clinical trials may be difficult or delayed, Cytokinetics’ drug candidates may have adverse side effects or inadequate therapeutic efficacy, the U.S. Food and Drug Administration or foreign regulatory agencies may delay or limit Cytokinetics’ or its partners’ ability to conduct clinical trials, and Cytokinetics may be unable to obtain or maintain patent or trade secret protection for its intellectual property; Amgen’s decisions with respect to the design, initiation, conduct, timing and continuation of development activities for omecamtiv mecarbil; Cytokinetics may incur unanticipated research and development and other costs or be unable to obtain additional financing necessary to conduct development of its products; Cytokinetics may be unable to enter into future collaboration agreements for its drug candidates and programs on acceptable terms, if at all; standards of care may change, rendering Cytokinetics’ drug candidates obsolete; competitive products or alternative therapies may be developed by others for the treatment of indications Cytokinetics’ drug candidates and potential drug candidates may target; and risks and uncertainties relating to the timing and receipt of payments from its partners, including milestones and royalties on future potential product sales under Cytokinetics’ collaboration agreements with such partners. For further information regarding these and other risks related to Cytokinetics’ business, investors should consult Cytokinetics’ filings with the Securities and Exchange Commission.

Forward-Looking Statements: Astellas

This press release includes forward-looking statements based on assumptions and beliefs in light of the information currently available to management and subject to significant risks and uncertainties. Forward-looking statements include all statements other than statements of historical fact, including plans, strategies and expectations for the future, statements regarding the expected timing of filings and approvals relating to the transaction, the expected timing of the completion of the transaction, the ability to complete the transaction or to satisfy the various closing conditions, future revenues and profitability from or growth or any assumptions underlying any of the foregoing. Statements made in the future tense, and words such as “anticipate,” “expect,” “project,” “continue,” “believe,” “plan,” “estimate,” “pro forma,” “intend,” “potential,” “target,” “forecast,” “guidance,” “outlook,” “seek,” “assume,” “will,” “may,” “should,” and similar expressions are intended to qualify as forward-looking statements. Forward-looking statements are based on estimates and assumptions made by management that are believed to be reasonable, though they are inherently uncertain and difficult to predict. Investors and security holders are cautioned not to place undue reliance on these forward-looking statements.

Actual financial results may differ materially depending on a number of factors including adverse economic conditions, currency exchange rate fluctuations, adverse legislative and regulatory developments, delays in new product launch, pricing and product initiatives of competitors, the inability of the company to market existing and new products effectively, interruptions in production, infringements of the company’s intellectual property rights and the adverse outcome of material litigation. This press release contains information on pharmaceuticals (including compounds under development), but this information is not intended to make any representations or advertisements regarding the efficacy or effectiveness of these pharmaceuticals nor provide medical advice of any kind.

Contact:

Cytokinetics, Inc.
Joanna L. Goldstein (Investors & Media)
(650) 624-3000

Astellas Pharma Inc.
Corporate Communications
Tel: +81-3-3244-3201
Fax: +81-3-5201-7473